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                                                                      EXHIBIT 11


                           SI DIAMOND TECHNOLOGY, INC.

                     COMPUTATION OF (LOSS) PER COMMON SHARE

                                                                For the Three Months Ended          For the Twelve Months Ended
                                                                        December 31,                        December 31,
                                                               -----------------------------       ----------------------------
                                                                   1997             1996              1997             1996
                                                                   ----             ----              ----             ----
Computation of (loss) per common share:

     Net loss applicable to common shareholders ..........     $ (1,974,765)     $(2,169,154)      $(7,034,965)    $(15,409,715)
                                                               ------------      -----------       -----------     ------------

Weighted average number of common shares outstanding .....       21,949,193       13,030,035        17,018,775       11,864,672

     Net loss per common share ...........................     $      (0.09)     $     (0.17)      $     (0.41)     $     (1.30)
                                                               ============      ===========       ===========      ===========

Computation of (loss) per common share
  assuming full dilution (A):

  No calculation of loss per common share assuming full dilution is submitted because such computation results in an antidilutive loss per common share.




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